Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON CORPORATION REPORTS FOURTH QUARTER

AND FULL YEAR 2012 RESULTS

Ann Arbor, Michigan – February 21, 2013

Kaydon Corporation (NYSE:KDN) today announced its results for the fourth fiscal quarter and full year ended December 31, 2012.

Consolidated Results

Fourth quarter sales increased 2.2 percent to $110.5 million, compared to sales of $108.1 million in the fourth quarter of 2011.

Diluted earnings per share in the fourth quarter of 2012 equaled $0.25, compared to diluted earnings per share of $0.27 in the fourth quarter of 2011. Adjusted earnings per share, as defined below, was $0.36 in the fourth quarter of 2012, compared to $0.41 in the fourth quarter of 2011.

Adjusted EBITDA, as defined below, was $22.4 million during the fourth quarter of 2012, compared to $25.5 million, during the fourth quarter of 2011. Free cash flow, as defined below, for the fourth quarter of 2012 was $33.4 million compared to $16.6 million in the fourth quarter of 2011, as a $26 million net reduction in receivables, inventory and payables resulted in the strongest quarterly free cash flow achieved in over three years.

Adjusted gross margin increased to 36.8 percent in the fourth quarter of 2012, compared to 34.9 percent in the third quarter of 2012, as reduced shipments of wind energy bearings benefited product mix. Adjusted gross margin decreased to 36.8 percent from 37.1 percent in the fourth quarter of 2011 as successful efforts to reduce inventories resulted in lower manufacturing activity, negatively impacting gross margins relative to the prior year. As general economic activity improves later in the year, which would result in increased manufacturing activity, and the Company benefits from the actions it took to reduce manufacturing capacity in 2012, gross margins would be expected to continue to improve.

Full year 2012 sales totaled $475.2 million compared to $460.1 million for full year 2011. Full year 2012 diluted earnings per share, prior to adjustment for the largely non-cash items noted below and in prior quarters, including certain impairment charges and costs associated with a recently concluded arbitration, equaled $0.02 per share compared to $1.52 per share in full year 2011. Adjusting for the full year effect of the items noted below and in prior quarters, full year 2012 adjusted diluted earnings per share totaled $1.67 per share and full year 2012 adjusted EBITDA totaled $103.7 million.

This press release includes certain non-GAAP measures, including adjusted net income, adjusted gross margin, adjusted earnings per share, EBITDA, adjusted EBITDA and free cash flow. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.

Adjustments to GAAP results include certain items management considers in evaluating operating performance in each period. During the fourth quarter of 2012, Kaydon incurred $0.6 million of costs associated with restructuring, recapitalization and due diligence activities, and $1.3 million of non-cash amortization of previously incurred net actuarial losses related to postretirement benefit plans. During the third quarter, the Company offered certain former non-retiree employees with vested pension benefits the option of receiving a lump sum payment or an immediate annuity in settlement of all future pension obligations. This de-risking of our pension obligations reduced future pension liabilities by $9.2 million. As a result, the Company incurred a fourth quarter 2012 non-cash settlement charge of $2.9 million resulting from the acceleration of associated unrecognized actuarial losses previously being amortized. This discrete, nonrecurring item is included in the fourth quarter of 2012 selling, general and administrative expense. There was no impact on the Company’s cash position as the distributions totaling $7.3 million were funded using the assets of the pension plan.

Order Activity

Orders were $102.6 million in the fourth quarter of 2012, compared to $84.6 million in the fourth quarter of 2011, reflecting improved conditions in industrial and military markets and the contribution of Fabreeka’s operations. New orders through mid-February are in excess of 20 percent above prior year’s levels.

Backlog at December 31, 2012 was $143.5 million, compared to $151.3 million at September 29, 2012, and $181.6 million at December 31, 2011. Excluding wind orders, backlog increased $11 million in fiscal 2012, reflecting a book-to-bill ratio of 101 percent in core non-wind operations over the last twelve months.

Management Commentary

James O’Leary, Chairman and Chief Executive Officer commented, “Fiscal 2012 was an important transition year for Kaydon during which we proactively and aggressively managed our business in response to evolving business conditions in many of our key end markets, generating significant free cash flow in the process. After a period of exceptional growth in our military and wind energy businesses that spanned much of the decade preceding the global recession and financial crisis of 2009, recent years saw declines in both of these markets as the aftershocks have created new market realities, notably fiscal austerity in most developed nations. In September, we initiated a comprehensive restructuring of our bearings business to align capacity with current market needs while maintaining our leadership positions in these markets. By rightsizing to reflect current market realities, we have adjusted manufacturing capacity and lowered fixed operating costs to provide enhanced operating leverage and position us for margin expansion when business conditions return to more consistently robust levels.

“With much of the revenue decline related to wind energy markets already replaced by acquisitions made over the past two years in our Velocity Controls segment, we look forward to accelerating profitable growth across our product portfolio now that the restructuring process is close to complete. Within our Friction Controls segment, we remain focused on developing profitable expansion opportunities in underserved international markets and in our traditional distribution channels, particularly within our historically critical industrial end markets. With improved operating leverage, investments already made in operational initiatives and sales and marketing resources throughout the Company will make a more pronounced impact as we also benefit from the eventual improvement in the global economy.

“As well publicized in recent months, the fourth quarter saw relatively high levels of uncertainty both in the United States, with election and fiscal cliff concerns prevalent, and in Europe, where relative economic stability has yet to translate into meaningfully improved industrial activity. While there continues to be notable uncertainty in many of our markets, incoming orders during the quarter, and thus far in 2013, were healthy as many of our traditional markets served, notably general industrial, experienced gains relative to the prior year. While the first half of 2013 will be impacted by still challenging comparisons of wind performance against fiscal 2012 and some inventory reduction across our industrial customer base, we expect favorable results in comparison to prior periods in the second half as the economy continues to improve, tougher wind comparisons dissipate, and actions taken in late 2012 to restore operating leverage to our critical, core industrial businesses take full effect.

“While we wait for a more balanced and sustained improvement in business conditions, a reprioritized focus on our powerful industrial brands and the critical industries they serve, coupled with the enhanced operating leverage expected post-restructuring, should serve us well. With manufacturing capacity and working capital levels better reflective of the current environment, we are well positioned for the gradual economic improvements expected as the year progresses.

“Although we remain patient while the economic improvements widely anticipated in 2013 take hold, patience should not be confused with complacence. In 2012, in addition to initiating the necessary restructuring already discussed and completing one acquisition in Velocity Controls while integrating another, we provided ample evidence of our ability to generate strong levels of free cash flow, particularly in our fourth quarter, while providing meaningful returns to our shareholders in a yield starved environment, as demonstrated by our special dividend earlier in March and our commitment to our current regular dividend. Our ability to consistently generate strong levels of free cash flow while providing meaningful cash returns to our shareholders in a still volatile investing environment remains a hallmark of Kaydon as we have managed both cyclical and secular challenges within our businesses since 2009. This solid cash flow performance and ability to provide cash returns to our shareholders regardless of the economic environment will stand us well while we anticipate a resumption in more consistently strong and stable economic conditions.”

Segment Results and Review

Friction Control Products sales in the fourth quarter of 2012 were $53.9 million, compared to $58.5 million in the 2011 fourth quarter. Operating income totaled $7.1 million, compared to $4.9 million in the prior fourth quarter. Wind revenues were $1.9 million, compared to $9.6 million in the fourth quarter of 2011, reflecting the long expected decline in this market. Excluding wind, Friction Control Products sales were 6.5 percent higher compared to the prior year. The increase in operating income was attributable to the absence of $5.2 million of arbitration related costs that impacted the fourth quarter of 2011 offset in part by the effect of the decline in wind energy sales and inefficiencies and lower cost absorption associated with the continued ramp down of wind bearing production and reduction of inventory.

Velocity Control Products sales in the fourth quarter of 2012 were $27.9 million, compared to $20.4 million in the fourth quarter of 2011. Operating income for this segment totaled $4.5 million, compared to $3.4 million in the prior fourth quarter. This segment benefited from the results of Fabreeka, which was acquired in the second quarter of 2012.

Other Industrial Products sales in the fourth quarter of 2012 were $28.7 million, compared to $29.2 million in the 2011 fourth quarter. Operating income equaled $4.1 million in the fourth quarter of 2012, compared to operating income of $3.8 million in the fourth quarter of 2011.

Financial Position and Free Cash Flow

Free cash flow was $33.4 million in the fourth quarter of 2012, compared to $16.6 million in the fourth quarter of 2011, primarily driven by a $26 million current quarter reduction in net receivables, inventory and trade payables. During the quarter, the Company repaid $19.9 million of debt while paying dividends of $12.6 million, including the payment in 2012 of dividends declared in both the third and fourth quarter.

As of December 31, 2012, the Company had cash and cash equivalents totaling $53.6 million. Kaydon had borrowings outstanding in the principal amount of $32.0 million under the revolving credit facility and $144.4 million under the term loan facility as of December 31, 2012.

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of industrial, military, aerospace, medical, semiconductor and alternative energy equipment, and aftermarket customers.

Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2012 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-455-2296 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

Alternatively, interested parties are invited to listen to the conference call on the internet at:

http://w.on24.com/r.htm?e=569257&s=1&k=6C877B44CFF820370E1083F7DEC7E8EB

or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Fourth Quarter and Full Year 2012 Conference Call” icon.

To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Wednesday, February 27, 2013 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4328596.

Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	Timothy J. Heasley	READ IT ON THE WEB
Senior Vice President & Chief Financial Officer http://www.kaydon.com (734) 680-2018

KAYDON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Net sales	$110,516	$108,113	$475,204	$460,120
Cost of sales	70,878	72,684	316,477	299,043

Gross profit	39,638	35,429	158,727	161,077
Selling, general and administrative expenses	27,840	23,483	100,662	90,841
Impairment charge	—	—	42,953	—

Operating income	11,798	11,946	15,112	70,236
Interest expense	(997)	(95)	(3,135)	(388)
Interest income	89	114	327	491

Income before taxes	10,890	11,965	12,304	70,339
Provision for income taxes	2,852	3,285	11,754	21,007

Net income	$8,038	$8,680	$550	$49,332

Earnings per share:
Basic	$0.25	$0.27	$0.02	$1.52

Diluted	$0.25	$0.27	$0.02	$1.52

Dividends declared per share	$0.20	$0.20	$11.30	$0.78

Weighted average common shares outstanding:
Basic	31,757	31,763	31,750	32,113

Diluted	31,776	31,776	31,772	32,135

KAYDON CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$53,556	$225,214
Accounts receivable, net	71,410	78,441
Inventories, net	97,933	110,206
Other current assets	20,354	16,701

Total current assets	243,253	430,562

Property, plant and equipment, net	121,233	168,946

Assets held for sale	6,530	—
Goodwill, net	190,323	157,087
Other intangible assets, net	49,177	31,140
Other assets	4,646	3,962

Total assets	$615,162	$791,697

Liabilities and Shareholders’ Equity:
Accounts payable	$15,555	$19,699
Accrued expenses	21,539	29,766
Current portion long-term debt	10,313	—

Total current liabilities	47,407	49,465

Long-term debt	166,062	—
Other long-term liabilities	70,917	57,594

Total long-term liabilities	236,979	57,594
Shareholders’ equity	330,776	684,638

Total liabilities and shareholders’ equity	$615,162	$791,697

KAYDON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net income	$8,038	$8,680	$550	$49,332
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,818	5,124	19,147	20,219
Amortization of intangible assets	1,014	802	3,599	3,076
Amortization of stock awards	779	1,079	3,146	4,204
Stock option compensation expense	145	317	1,670	1,312
Excess tax benefits from stock-based compensation	86	(309)	(568)	(404)
Non-cash postretirement benefits curtailment gain	—	(133)	—	(275)
Non-cash impairment charge	—	—	42,953	—
Pension settlement charge	2,914	—	2,914	—
Deferred financing fees	124	97	717	388
Contributions to qualified pension plans	(176)	(634)	(8,135)	(2,586)
Net change in receivables, inventories and trade payables	25,716	8,054	23,094	(17,412)
Net change in other assets and liabilities	(4,729)	(3,465)	(2,205)	(2,968)

Net cash from operating activities	37,729	19,612	86,882	54,886

Cash Flows from Investing Activities:
Capital expenditures	(4,438)	(3,053)	(17,414)	(14,918)
Dispositions of property, plant and equipment	146	—	2,158	210
Acquisition of business, net of cash acquired	300	—	(51,267)	(39,610)

Net cash used in investing activities	(3,992)	(3,053)	(66,523)	(54,318)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	2,000	—	202,000	—
Repayments of long-term borrowings	(21,874)	—	(25,623)	—
Debt issuance costs	—	—	(1,357)	—
Cash dividends paid	(12,554)	(6,430)	(367,851)	(25,082)
Purchase of treasury stock	—	(3,965)	(1,199)	(38,684)
Excess tax benefits from stock-based compensation	(86)	309	568	404
Proceeds from exercise of stock options	—	—	134	39

Net cash used in financing activities	(32,514)	(10,086)	(193,328)	(63,323)
Effect of exchange rate changes on cash and cash equivalents	324	(347)	1,311	1,321

Net increase (decrease) in cash and cash equivalents	1,547	6,126	(171,658)	(61,434)
Cash and cash equivalents—Beginning of period	52,009	219,088	225,214	286,648

Cash and cash equivalents—End of period	$53,556	$225,214	$53,556	$225,214

KAYDON CORPORATION

REPORTABLE SEGMENT INFORMATION

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
Net sales	2012	2011	2012	2011
Friction Control Products	$53,918	$58,495	$257,955	$255,025
Velocity Control Products	27,852	20,436	106,504	89,766
Other Industrial Products	28,746	29,182	110,745	115,329

Total consolidated net sales	$110,516	$108,113	$475,204	$460,120

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
Operating income	2012	2011	2012	2011
Friction Control Products	$7,056	$4,902	$(11,485)	$37,382
Velocity Control Products	4,502	3,439	22,683	21,199
Other Industrial Products	4,090	3,839	11,706	13,708

Total segment operating income	15,648	12,180	22,904	72,289
Items not allocated to segment operating income	(3,850)	(234)	(7,792)	(2,053)
Interest expense	(997)	(95)	(3,135)	(388)
Interest income	89	114	327	491

Income before taxes	$10,890	$11,965	$12,304	$70,339

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments are combined and disclosed as “Other Industrial Products.”

Kaydon Corporation

Reconciliation of Non-GAAP Measures

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
Free cash flow, as defined (non-GAAP)	2012	2011	2012	2011
Net cash from operating activities (GAAP)	$37,729	$19,612	$86,882	$54,886
Capital expenditures, net of dispositions	(4,292)	(3,053)	(15,256)	(14,708)

Free cash flow, as defined (non-GAAP)	$33,437	$16,559	$71,626	$40,178

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
Adjusted EBITDA, as defined (non-GAAP)	2012	2011	2012	2011
Net income (GAAP)	$8,038	$8,680	$550	$49,332
Net interest (income)/expense	908	(19)	2,808	(103)
Provision for income taxes	2,852	3,285	11,754	21,007
Depreciation and amortization of intangible assets	4,832	5,926	22,746	23,295
Stock-based compensation expense (1)	924	1,396	4,816	5,516

EBITDA, as defined (non-GAAP)	17,554	19,268	42,674	99,047
Arbitration costs	—	5,177	4,132	6,217
Impairment and restructuring related costs (2)	294	280	46,588	2,773
Due diligence and purchase accounting costs	87	198	2,040	1,771
Recapitalization costs	266	—	533	—
Curtailment gains	—	(133)	—	(275)
Amortization of net actuarial loss	1,262	702	4,778	2,800
Pension settlement	2,914	—	2,914	—

Adjusted EBITDA, as defined (non-GAAP)	$22,377	$25,492	$103,659	$112,333

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
(2)	Includes wind restructuring related impairments and other costs including fixed asset impairments of $43.0 million, inventory impairment of $1.1 million, accounts receivable reserves of $1.3 million, severance costs of $0.4 million, and asset retirement obligations of $0.2 million for the twelve months ended December 31, 2012.

Kaydon’s management believes EBITDA, as defined above and Adjusted EBITDA, as defined, both non-GAAP measures, are determinants of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is a metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, and Adjusted EBITDA, as defined should be viewed as supplemental data, rather than as substitutes or alternatives to the comparable GAAP measure.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(In thousands, except per share data)

	Three months ended December 31, 2012
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Settlement / Curtailment Gains/Losses	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$110,516	$—	$—	$—	$—	$—	$—	$—	$110,516
Gross profit	39,638	172	—	—	—	—	—	831	40,641
Gross margin	35.9%	0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.8%	36.8%
S, G & A expenses	27,840	97	—	25	87	266	2,914	431	24,020
Impairment charge	—	—	—	—	—	—	—	—	—

Operating income	11,798	269	—	25	87	266	2,914	1,262	16,621
Interest, net	(908)	—	—	—	—	—	—	—	(908)

Income before taxes	10,890	269	—	25	87	266	2,914	1,262	15,713
Tax provision *	2,852	89	—	7	23	70	763	330	4,134

Net income	8,038	180	—	18	64	196	2,151	932	11,579

Diluted EPS	$0.25	$0.01	$—	$0.00	$0.00	$0.01	$0.07	$0.03	$0.36

	Three months ended December 31, 2011
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Settlement / Curtailment Gains/Losses	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$108,113	$—	$—	$—	$—	$—	$—	$—	$108,113
Gross profit	35,429	—	4,102	—	—	—	—	550	40,081
Gross margin	32.8%	0.0%	3.8%	0.0%	0.0%	0.0%	0.0%	0.5%	37.1%
S, G & A	23,483	—	1,075	280	198	—	(133)	152	21,911
Impairment charge	—	—	—	—	—	—	—	—	—

Operating income	11,946	—	5,177	280	198	—	(133)	702	18,170
Interest, net	19	—	—	—	—	—	—	—	19

Income before taxes	11,965	—	5,177	280	198	—	(133)	702	18,189
Tax provision *	3,285	—	1,421	77	54	—	(36)	193	4,994

Net income	$8,680	$—	$3,756	$203	$144	$—	$(97)	$509	$13,195

Diluted EPS	$0.27	$—	$0.12	$0.01	$0.00	$—	$(0.00)	$0.02	$0.41

Kaydon’s management believes that certain non-GAAP measures of Adjusted operating income, Adjusted interest, net, Adjusted net income, and Adjusted earnings per share—  diluted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.

*	Taxed at effective tax rate for each quarter, except for wind restructuring and impairment charge and arbitration costs.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(In thousands, except per share data)

	Twelve months ended December 31, 2012
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Settlement / Curtailment Gains/ Losses	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$475,204	$—	$—	$—	$—	$—	$—	$—	$475,204
Gross profit	158,727	1,507	4,394	—	355	—	—	3,325	168,308
Gross margin	33.4%	0.3%	0.9%	0.0%	0.1%	0.0%	0.0%	0.7%	35.4%
S, G & A expenses	100,662	1,859	(262)	269	1,685	1,324	2,914	1,453	91,420
Impairment charge	42,953	42,953	—	—	—	—	—	—	—

Operating income	15,112	46,319	4,132	269	2,040	1,324	2,914	4,778	76,888
Interest, net	(2,808)	—	—	—	—	247	—	—	(2,561)

Income before taxes	12,304	46,319	4,132	269	2,040	1,571	2,914	4,778	74,327
Tax provision *	11,754	4,428	1,497	78	597	448	763	1,333	20,898

Net income	$550	$41,891	$2,635	$191	$1,443	$1,123	$2,151	$3,445	$53,429

Diluted EPS	$0.02	$1.31	$0.08	$0.01	$0.04	$0.03	$0.07	$0.11	$1.67

	Twelve months ended December 31, 2011
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Settlement / Curtailment Gains/ Losses	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$460,120	$—	$—	$—	$—	$—	$—	$—	$460,120
Gross profit	161,077	—	4,102	1,787	252	—	—	2,205	169,423
Gross margin	35.0%	0.0%	0.9%	0.4%	0.1%	0.0%	0.0%	0.5%	36.8%
S, G & A	90,841	—	2,115	986	1,519	—	(275)	595	85,901
Wind impairment	—	—	—	—	—	—	—	—	—

Operating income	70,236	—	6,217	2,773	1,771	—	(275)	2,800	83,522
Interest, net	103	—	—	—	—	—	—	—	103

Income before taxes	70,339	—	6,217	2,773	1,771	—	(275)	2,800	83,625
Tax provision *	21,007	—	1,735	839	540	—	(80)	832	24,873

Net income	$49,332	$—	$4,482	$1,934	$1,231	$—	$(195)	$1,968	$58,752

Diluted EPS	$1.52	$0.00	$0.14	$0.06	$0.04	$0.00	($0.01)	$0.06	$1.81

Kaydon’s management believes that certain non-GAAP measures of Adjusted operating income, Adjusted interest, net, Adjusted net income, and Adjusted earnings per share—diluted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.

*	Taxed at effective tax rate for each quarter, except for wind restructuring and impairment charge and arbitration costs.